Exhibit 99.38

Press Release

Contacts:

Financial:	Steve Hildebrand	Media:	Fred Fleischner
Chief Financial Officer	Vice President -
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

FOR IMMEDIATE RELEASE

Dollar Thrifty Automotive Group Seeks $600 Million in New Senior Secured Credit Facilities

Tulsa, Oklahoma, May 21, 2007: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) announced today that it is seeking $600 million in new Senior Secured Credit Facilities to refinance its existing credit facility, pay related fees and expenses, reduce vehicle debt, and for general corporate purposes. The new credit facility is expected to include (i) up to $350 million Revolving Credit Facility, which will replace the existing $300 million Revolving Credit Facility, and (ii) up to $250 million Term Loan B, which the Company initially intends to be used to repay asset-backed vehicle indebtedness.

Deutsche Bank Securities Inc. and The Bank of Nova Scotia will arrange a syndicate of lenders for the new credit facility.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. (DTG) is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission, “Value Every Time,” the company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers from locations in 70 countries, including 836 corporate and franchised locations in the United States and Canada. The Dollar or Thrifty brands operate in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The company’s more than 8,500 employees are located mainly in North America, but global service capabilities exist through an ever expanding franchise network. The common stock is listed on the New York Stock Exchange under the ticker symbol DTG. For additional information, visit www.dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.